Exhibit 99.1

SANTA FE ENERGY TRUST

SANTA FE ENERGY TRUST ANNOUNCES NYSE EXTENSION OF TRADING PERIOD

THE BANK OF NEW YORK TRUST COMPANY, N.A., Trustee

NEWS
RELEASE

FOR IMMEDIATE RELEASE

AUSTIN, TEXAS, OCTOBER 1, 2007 - Santa Fe Energy Trust (NYSE Symbol-SFF) announced today that on September 28, 2007 the Trust received a letter from The New York Stock Exchange, Inc. (the “NYSE”) informing the Trust that the NYSE’s Listings and Compliance Committee has agreed to provide the Trust with up to an additional three-month trading period during which to file its Annual Report on Form 10-K for the year ended December 31, 2006 (the “2006 Form 10-K”) with the Securities and Exchange Commission. During this additional period through January 2, 2008, the NYSE will defer its plans to move forward with initiating suspension and delisting procedures in response to the delay in filing.

As previously disclosed by the Trust, on April 3, 2007, the Trust received a letter from the NYSE informing the Trust that, as a result of its failure to timely file its 2006 Form 10-K, it was subject to the procedures specified in Section 802.01E (SEC Annual Report Timely Filing Criteria) of the NYSE’s Listed Company Manual.  In response, the Trust requested an extension of the period in which to file its 2006 Form 10-K, and on September 28, 2007, the NYSE informed the Trust that the NYSE’s Listings and Compliance Committee had agreed to provide the Trust with up to an additional three-month trading period through January 2, 2008, subject to reassessment on an ongoing basis. The NYSE indicated that it will continue to monitor the Trust’s progress toward filing its 2006 Form 10-K, but that the NYSE would defer plans to move forward with initiating suspension and delisting procedures.  The letter noted that the NYSE may commence delisting proceedings at any time, but that in the event that unforeseen circumstances prevent the Trust from filing the Form 2006 Form 10-K by January 2, 2008, the Trust will be permitted to submit additional materials to request an additional trading period through April 2, 2008.

The Trust will be liquidated on or before February 15, 2008.

Contact:
Santa Fe Energy Trust
The Bank of New York Trust Company, N.A., Trustee
Mike Ulrich
919 Congress Avenue
Austin, TX 78701
(800) 852-1422